EXHIBIT 13.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports, each dated March 16, 2022, relating to the consolidated financial statements of Avino Silver & Gold Mines Ltd. as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 and the effectiveness of internal control over financial reporting as at December 31, 2021 included in the Annual Report on Form 20-F dated March 30, 2022.

We also consent to the incorporation by reference of such reports in the Registration Statements on Form S-8 (SEC File No.: 333-195120) and Form F-3 (SEC File Nos.: 333--226963 and 252081) of Avino Silver & Gold Mines Ltd.

/s/ Manning Elliott LLP

March 30, 2022

Vancouver, Canada